BlackRock MuniYield Pennsylvania Quality Fund
File No. 811-07136
Item No. 77Q1(a) (Copies of Material Amendments to Registrant’s Charter or By-laws) -- Attachment

Attached please find as an exhibit under Sub-Item 77Q1(a) of Form N-SAR, a copy of an amendment to BlackRock MuniYield Pennsylvania Quality Fund’s (the “Fund”) Certificate of Designation Establishing and Fixing the Rights and Preferences of the Fund’s Series W-7 Variable Rate Demand Preferred Shares filed with the Commonwealth of Massachusetts on April 10, 2015.

Attached please find as an exhibit under Sub-Item 77Q1(a) of Form N-SAR, a copy of the Fund’s Amendment to the Fund’s Series W-7 Variable Rate Demand Preferred Shares Notice of Special Rate Period dated June 16, 2015 and filed with the Fund’s books and records.

Exhibit 77Q1(a) – Amendment to the Certificate of Designation

BLACKROCK MUNIYIELD PENNSYLVANIA QUALITY FUND
AMENDMENT TO
THE CERTIFICATE OF DESIGNATION
DATED MAY 17, 2011
ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES OF
VARIABLE RATE DEMAND PREFERRED SHARES (“VRDP SHARES”)
(THE “CERTIFICATE”)

The undersigned Secretary of BlackRock MuniYield Pennsylvania Quality Fund (the “Trust”), a business trust organized and existing under the laws of The Commonwealth of Massachusetts, hereby certifies as follows:

1.	The Board of Trustees of the Trust has adopted resolutions to amend the Certificate as follows:

“Designation” in the Certificate is hereby deleted and replaced with the following:

DESIGNATION

A series of 826 shares of preferred shares, par value $0.05 per share, liquidation preference $100,000 per share, is hereby authorized and designated “Series W-7 Variable Rate Demand Preferred Shares,” also referred to herein as “Series W-7 VRDP Shares.” Each Series W-7 VRDP Share shall be issued on a date determined by the Board of Trustees of the Trust or pursuant to their delegated authority; have an Applicable Rate equal to the sum of the Ratings Spread (as defined in the Notice of Special Rate Period, dated June 20, 2012) plus the Securities Industry and Financial Markets Association (“SIFMA”) Municipal Swap Index, published at 3:00 p.m., New York City time, on Wednesday, April 8, 2015, for the Rate Period from, and including, April 13, 2015 to, and including, April 15, 2015 and an initial Dividend Payment Date of May 1, 2015; and have such other preferences, voting powers, limitations as to dividends, qualifications and terms and conditions of redemption, in addition to those required by applicable law or as set forth in the Charter, as set forth in Part I and II of this Certificate of Designation, or as set forth in any Notice of Special Rate Period applicable to the Series W-7 VRDP Shares. The Series W-7 VRDP Shares shall constitute a separate series of preferred shares of the Trust and each Series W-7 VRDP Share shall be identical. Except as otherwise provided with respect to any additional Series of VRDP Shares, the terms and conditions of this Certificate of Designation apply to each Series of VRDP Shares.

2.	This amendment shall be effective as of April 13, 2015.

3.	Except as amended hereby, the Certificate remains in full force and effect.

4.
A copy of this amendment shall be lodged with the records of the Trust and filed with the Secretary of State of the Commonwealth of Massachusetts and in such other places as may be required under the laws of Massachusetts or as the Trustees deem appropriate.

[Signature Page Follows]

Dated this 10th day of April, 2015.

BLACKROCK MUNIYIELD PENNSYLVANIA QUALITY FUND

By:	/s/ Janey Ahn
Name: Janey Ahn
Title: Secretary

[MPA Certificate of Amendment]

Exhibit 77Q1(a) – Amendment to the Notice of Special Rate Period

BLACKROCK MUNIYIELD PENNSYLVANIA QUALITY FUND
(THE “FUND”)
SERIES W-7
VARIABLE RATE DEMAND PREFERRED SHARES (“VRDP SHARES”)

CUSIP No.   09255G503*

Amendment to Notice of Special Rate Period

June 16, 2015

BlackRock MuniYield Pennsylvania Quality Fund
100 Bellevue Parkway
Wilmington, Delaware 19809

To:  Addressees listed on Schedule 1 hereto

In accordance with the Fund’s Certificate of Designation Establishing and Fixing the Rights and Preferences of Variable Rate Demand Preferred Shares, dated May 17, 2011 (the “Certificate of Designation”), the Fund hereby notifies the Liquidity Provider, the Remarketing Agent and the Holders of the VRDP Shares that the last day of the Special Rate Period has been extended from June 24, 2015 to June 22, 2016 in accordance with the terms of the Notice of Special Rate Period and the Fund has determined to amend the definition of “Ratings Spread” in the Notice of Special Rate Period, dated June 20, 2012 (the “Notice of Special Rate Period”).

The last day of the Special Rate Period shall be June 22, 2016, or such later date as the Special Rate Period may be extended pursuant to the terms of the Notice of Special Rate Period.

As of June 24, 2015, the definition of “Ratings Spread” in the Notice of Special Rate Period is hereby deleted in its entirety and replaced with the following:

“Ratings Spread” means, with respect to an SRP Calculation Period, the percentage per annum set forth below opposite the highest applicable credit rating assigned to the VRDP Shares, unless the lowest applicable rating is below A3/A-, in which case the Ratings Spread shall mean the percentage per annum set forth below opposite the lowest applicable credit rating assigned to the VRDP Shares by Moody’s, Fitch or any Other Rating Agency, in each case rating the VRDP Shares at the request of the Fund, on the SRP Calculation Date for such SRP Calculation Period:

* NOTE: Neither the Fund nor the Tender and Paying Agent shall be responsible for the selection or use of the CUSIP Numbers selected, nor is any representation made as to its correctness indicated in any notice or as printed on any VRDP Share certificate.  It is included solely as a convenience to Holders of VRDP Shares.

Moody’s/Fitch	Percentage
Aaa/AAA	0.90%
Aa3/AA- to Aa1/AA+	1.20%
A3/A- to A1/A+	2.00%
Baa3/BBB- to Baa1/BBB+	3.00%
Non-investment grade or Unrated	4.00%

Capitalized terms used but not defined in this Amendment to Notice of Special Rate Period shall have the meanings given to such terms in the Statement of Preferences and the Notice of Special Rate Period.

[Signature Page Follows]

IN WITNESS WHEREOF, I have signed this Amendment to the Notice of Special Rate Period as of the date first written above.

BLACKROCK MUNIYIELD PENNSYLVANIA QUALITY FUND

By:                 /s/ Robert W. Crothers
       Name: Robert W. Crothers
       Title:   Vice President

663895.01-BOSSR01A - MSW